Exhibit 99.1

Investors Capital Holdings Announces 30% Revenue Increase For Second Fiscal Quarter

    LYNNFIELD, Mass.--(BUSINESS WIRE)--Nov. 16, 2005--Investors Capital Holdings, Ltd. (AMEX: ICH), today announced results for the second fiscal quarter ended September 30, 2005. Total revenue was approximately $16.2 million, an increase of $3.7 million or 30% for the quarter ended September 30, 2005, compared with total revenue of about $12.4 million for the quarter ended September 30, 2004.
    Net loss for the quarter was approximately $43 thousand, a loss of $0.01 per basic and diluted common share, compared with net loss of about $149 thousand, or a loss of $0.03 per share for the quarter ended September 30, 2004. The loss was due to a one time non-recurring cost related to a legal verdict.
    In addition to the strong revenue increase, the Company grew its gross profit for the second quarter ended September 30, 2005 to $2.86 million, an increase of $738 thousand or 25.7 % from $2.12 million for the quarter ended September 30, 2004.
    "Our strong growth of 30% in what is traditionally our slowest quarter can be directly attributed to Investors Capital's ability to attract and retain top-quality financial advisors while closely managing expenses," said Ted Charles, CEO and Chairman of Investors Capital Holdings. "We continue to define our position as one of the industry's most respected, independent, publicly-held broker-dealers."
    About Investors Capital Holdings Investors Capital Holdings (AMEX:
ICH), of Lynnfield, Mass., is a diversified financial services company founded to meet consumer needs in today's financial markets. The company owns and operates Investors Capital Corporation and Investors Capital Advisory Services. Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 800 experienced financial professionals located throughout the United States. Investors Capital Advisory Services is a registered investment advisory firm managing portfolios for individual and institutional clients.
    For more information, please call (800) 949-1422 or visit www.investorscapital.com.

           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
                                                   QUARTERS ENDED
                                                    September 30,
                                                  2005        2004

Current Assets                                $12,232,511 $11,025,747

Property and Equipment, net                       689,175     544,220

Other Assets                                      712,198     512,192
Total Assets                                  $13,633,884 $12,082,159
                                               =========== ===========

Current Liabilities                           $ 3,487,060 $ 2,607,132

Long-term Liabilities                                 -0-         -0-

Total Liabilities                               3,538,910   2,607,132

Total Stockholders' Equity                     10,146,824   9,475,027

Total Liabilities and Stockholders' Equity    $13,633,884 $12,082,159
                                               =========== ===========


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
                                                   QUARTERS ENDED
                                                    September 30,
                                                  2005        2004

Total Revenues                                $16,170,244 $12,440,188

Commission and Advisory Fees                   13,308,430  10,316,581

Gross Profit                                    2,861,814   2,123,607

Total Operating Expenses                        2,942,829   2,370,371

Operating (loss) income                           (81,014)   (246,764)

Interest and Income Taxes                          38,178      97,267

Net (loss) income                                ($42,836)  ($149,297)
                                               =========== ===========
(Loss) Earnings per common share:
Diluted (loss) earnings per common
 share:                                            ($0.01)     ($0.03)

Basic (loss) earnings per common
 share:                                            ($0.01)     ($0.03)
                                               =======================

    CONTACT: Investors Capital Holdings, Ltd.
             Timothy B. Murphy, 781-593-8565 ext. 226
             Chief Financial Officer
             tmurphy@investorscapital.com
             or
             Darren Horwitz, 781-593-8565 ext. 261
             Manager, Corporate Communications and Investor Relations dhorwitz@investorscapital.com